Exhibit 99

FOR IMMEDIATE RELEASE



FOR:                                    CONTACT:
      Packaging Dynamics Corporation            Mr. Patrick T. Chambliss
      3900 West 43rd Street                     Packaging Dynamics Corporation
      Chicago, IL  60632                        (773) 843-8000


            Packaging Dynamics Corporation Announces Retirement of Phillip D. Harris, President and Chief Operating Officer

Chicago, IL: Thursday, August 4, 2005 - Packaging Dynamics Corporation (NASDAQ-PKDY)(the "Company" or "Packaging Dynamics") today announced that Phillip D. Harris will retire as President, Chief Operating Officer and a member of the Company's board of directors as of September 30, 2005.

Frank V. Tannura, Chairman and Chief Executive Officer, said of Mr. Harris' departure, "Phil has contributed greatly to the growth and development of Packaging Dynamics during his 4 1/2 years of involvement. He has consistently set high standards for integrity and operating excellence during a period of great change. During his tenure, Packaging Dynamics has grown from a privately held firm with sales of approximately $200 million to a publicly traded company with annual sales in excess of $375 million. Phil has also played a key role in executing our most important operating initiatives including the acquisitions of Papercon, Wolf Packaging and Iuka, the closure of the Detroit paper mill and significant investments in new manufacturing equipment. I would also be remiss not to mention Phil's tireless dedication to the training and development of people throughout our organization. I am personally grateful for Phil's service to the Company and am pleased that Phil has agreed to an ongoing role with the Company as a consultant focused on major manufacturing and capital improvement projects."

Mr. Harris has served as a director of the Company since March 2002 and has served as President and Chief Operating Officer since September 2004. He served as President and Chief Executive Officer of the Company and its predecessor from January 2001 to September 2004. Prior to joining the Company, Mr. Harris was a Vice President of Fort James Corporation, a consumer product and tissue manufacturer, from 1993 to 2001.

About Packaging Dynamics

Packaging Dynamics, headquartered in Chicago, Illinois, is a flexible packaging company that laminates and converts paper, film and foil into various value-added flexible packaging products for the food service, food processing, bakery, supermarket, deli and concession markets as well as a limited number of industrial markets.